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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BROWN SHOE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2004

To Brown Shoe Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 27, 2004, at 11:00 a.m., local time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter. Our Annual Report for fiscal year 2003 is also enclosed.

I hope you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

PROXY STATEMENT
Information about the Annual Meeting
EXHIBIT A
AUDIT COMMITTEE CHARTER

Brown Shoe Company, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105-3693

Notice of

Annual Meeting of Shareholders

DATE:	Thursday, May 27, 2004
TIME:	11:00 a.m., Central Daylight Time
PLACE:	8300 Maryland Avenue Conference Center St. Louis, Missouri 63105

Matters to be voted on:

•	Election of four directors

•	Any other matters if properly raised

Only shareholders of record at the close of business on April 5, 2004 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously submitted a proxy.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Vice President, General Counsel and
Corporate Secretary

April 13, 2004

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2004 ANNUAL MEETING OF SHAREHOLDERS

Information about the Annual Meeting

Why am I receiving these proxy materials?

Your board of directors is soliciting proxies to be voted at the 2004 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

On April 13, 2004, we began mailing these proxy materials to all shareholders of record at the close of business on April 5, 2004. On the record date, there were 18,111,736 shares of our common stock outstanding.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 27, 2004 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., St. Louis time.

What am I voting on?

We are aware of one item to be voted on by shareholders at the annual meeting, the election of four directors (Julie C. Esrey, Richard A. Liddy, W. Patrick McGinnis and Hal J. Upbin).

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on April 5, 2004, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I am a shareholder of record, how can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting your proxy by telephone

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting your proxy by Internet

You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting your proxy by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matter that is required to be acted on at the annual meeting other than the one discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What vote is required to approve each proposal?

Election of Four Directors (Proxy Item No. 1)	The nominees who receive the most votes for the available positions will be elected. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Other matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

In order to have a valid shareholder vote, a shareholder quorum must exist at the annual meeting. A quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present at the meeting, either in person or by proxy.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will not have any effect with respect to such proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.

What are my costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail, and other electronic means or in person.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2004, which we expect to file on or before June 10, 2004. You can obtain a copy of the Form 10-Q by logging on to our website at www.brownshoe.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.

How can I reduce the number of copies of proxy materials delivered to my household?

Securities and Exchange Commission rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

Corporate Governance

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The corporate governance guidelines are available on our website, at www.brownshoe.com/governance. The board continually reviews these guidelines, New York law (the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange, and SEC regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting of shareholders and all of them attended last year’s annual meeting.

Independent Directors

Currently, of the nine members of the board of directors, eight meet the New York Stock Exchange standard for independence. In accordance with the Corporate Governance Guidelines, the board reviewed the independence of each of its members in March 2004. During this review, the board considered transactions and relationships between each director and each director’s immediate family members and the company and the company’s independent auditor. As provided in the guidelines, the board determined whether any such relationship was material or inconsistent with a determination that the director is independent. As a result of the review, the board affirmatively determined that each of the non-management directors is independent. The independent members of the board meet regularly without any members of management present. Mr. Liddy, as chair of the Executive Committee, usually presides at such executive sessions. If Mr. Liddy is absent, then Mr. Ritter, the other member of the Executive Committee, presides in his place. Only independent directors serve on our Audit, Compensation and Governance and Nominating Committees.

Code of Ethics

We have a Code of Business Conduct, which is applicable to all directors, officers and employees of the company. We have an additional Code of Ethics, which is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the company) either code on our website.

Communicating with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Ave., St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. The board approved a process for handling communications received by the company and addressed to non-management members of the board. Under that process, the corporate secretary of the company reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Election of Directors (Proxy Item No. 1)

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Except as noted below, each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Our bylaws can be amended by a majority of shareholders acting at a meeting of shareholders or by a majority of the board. In February 2004, your board amended the bylaws to increase the number of directors to nine and elected Hal J. Upbin to fill the newly created vacancy. In searching for a new director, Mr. MacCarthy, as the Chair of the Governance and Nominating Committee, compiled a list of possible candidates and solicited input from all of the directors. The Governance and Nominating Committee reviewed and considered all of the potential candidates. Mr. Fromm then contacted Mr. Upbin to initiate a discussion about joining the board. Mr. Upbin met with several of the independent directors and, upon the recommendation of the Governance and Nominating Committee, Mr. MacCarthy extended an invitation to Mr. Upbin to join the board.

Mr. MacCarthy will retire from the board as of the 2004 Annual Meeting and the board is expected to amend the bylaws to reduce the number of directors to eight at that time. There are no family relationships between any of our directors and executive officers.

Your board of directors has nominated three individuals, each of whom is a current director, for election as directors for three-year terms at the 2004 Annual Meeting: Julie C. Esrey, W. Patrick McGinnis and Hal J. Upbin. In addition, your board of directors has nominated Richard A. Liddy, who is a current director, for election as a director for a two-year term at the 2004 Annual Meeting. Messrs. Liddy and McGinnis were previously elected for terms expiring in 2004 and 2006, respectively.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2007:

JULIE C. ESREY, 65, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas.

W. PATRICK McGINNIS, 56, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc.

HAL J. UPBIN, 65, has been a director since February 2004 and is the Chairman of the Board of Directors and Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President— Corporate Development of Kellwood Company. He served as Vice President— Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1989 to 1992. Mr. Upbin serves on the Board of Directors of First Banks, Inc., the St. Louis Chapter of the AMC Cancer Research Center, and the Regional Business Council. He is also a member of the Board of Trustees for Pace University, the Council of National Trustees National Jewish Medical and Research Center, and the National Council of Washington University’s Olin School of Business.

NOMINEE FOR A TWO-YEAR TERM THAT WILL EXPIRE IN 2006:

RICHARD A. LIDDY, 68, has been a director since 1994. He is the retired Chairman of the Board of Directors of GenAmerica Financial Corporation, formerly known as GenAmerica Corporation and prior to that as the General American Life Insurance Company. He served as President and Chief Executive Officer of GenAmerica from 1992 until his retirement in September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Mr. Liddy serves as a director of Ameren Corporation, Energizer Holdings, Inc. and Ralcorp Holdings, Inc.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005

RONALD A. FROMM, 53, has been our Chairman of the Board of Directors and Chief Executive Officer and a director since 1999. From 1999 until January 2004, he also served as our President. Previously, he served as a Vice President and as President of our Brown Branded and Brown Pagoda divisions. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division. He currently serves as a director of the Footwear Distributors and Retailers of America (FDRA), the Fashion Footwear Association of New York (FFANY) and the Two/ Ten International Footwear Foundation.

PATRICIA G. McGINNIS, 56, has been a director since 1999. She is the President and Chief Executive Officer of The Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held that position since May 1994. From 1982 until May 1994, she was a principal at the FMR Group, a public affairs consulting firm. Ms. McGinnis serves as a director of Imagitas, Inc.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006:

JOSEPH L. BOWER, 65, has been a director since 1987. Since 1973, he has been the Donald Kirk David Professor of Business Administration at Harvard Business School. Mr. Bower serves as a director of Anika Therapeutics, Loews Inc., the M. L. Lee Acquisition Fund, the New America High Income Fund, Sonesta International Hotels Corporation and the TH Lee Putnam EOP Fund.

JERRY E. RITTER, 69, has been a director since 1996. Until 1996, he was Executive Vice President and Chief Financial and Administrative Officer of Anheuser-Busch Companies, Inc. From 1996 until 1999, Mr. Ritter served as Chairman of the Board of Directors of the Kiel Center sports and entertainment complex and of the Saint Louis Blues Hockey Club of the National (Professional) Hockey League, and as Chairman of the Board of Directors and Chief Executive Officer of Clark Enterprises, Inc., a (parent) holding company which then was engaged in the management and operation of the Savvis Center (formerly known as the Kiel Center).

Board Meetings and Committees

The board has the following four committees: Audit, Compensation, Executive and Governance and Nominating. Below is a table indicating the membership of each of the committees and how many times the board and each committee met in fiscal 2003. Each director attended at least 75 percent of the total number of meetings of the board and of the committees on which he or she serves.

Governance and
	Board	Audit	Compensation	Executive	Nominating

Mr. Bower	Member		Member		Member
Ms. Esrey	Member	Member			Member
Mr. Fromm	Chair			Member
Mr. Liddy	Member			Chair	Member
Mr. MacCarthy	Member		Member		Chair
Ms. McGinnis	Member		Member
Mr. McGinnis	Member	Member	Chair
Mr. Ritter	Member	Chair		Member
Mr. Upbin	Member
Number of 2003 Meetings	8	4	4	0	5

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of our financial statements, (b) our financial reporting process and systems of internal accounting and financial controls, (c) our compliance with ethics policies and legal and regulatory requirements and our independent auditors’ qualifications and independence and (d) the performance of our internal audit function and independent auditors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The board has determined, in its judgment, that the Audit Committee is composed solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act and operates under a written charter adopted by the entire board (attached as Exhibit A to this proxy statement and available on our website at www.brownshoe.com/governance). The board has also determined, in its judgment, that Mr. Ritter is an “audit committee financial expert.” The board, in the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than 3 public companies (including our Audit Committee). The Report of the Audit Committee can be found on page 8 of this proxy statement.

Compensation Committee

The Compensation Committee’s primary responsibility is to establish the executive officers’ compensation. The Compensation Committee also reviews changes in the compensation of other key management employees, approves the participation of executives and other key management employees in the various compensation plans, reviews our compensation programs, and monitors our promotion and management development practices. The board has determined, in its judgment, that the Compensation Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance). The Report of the Compensation Committee on Executive Compensation can be found on page 16 of this proxy statement.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board of directors. However, certain categories of matters have been expressly reserved to the full board. The Executive Committee operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance).

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of nonemployee directors and reviews the effectiveness of board governance. The Governance and Nominating Committee will consider a candidate for director proposed by a shareholder. A candidate should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. The Governance and Nominating Committee will also, in evaluating the suitability of individual nominees, take into account, among other things, the person’s personal and professional attributes, ability to provide necessary stewardship over business strategies and programs adopted to insure the coordination of interests among employees, management and shareholders, ability to respect and maintain adherence to the Code of Business Conduct, and ability to balance short term goals and long term goals of the company and its shareholders. A shareholder wishing to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary. The board has determined, in its judgment, that the Governance and Nominating Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance).

Audit Committee Report

The Audit Committee oversees the company’s financial reporting process on behalf of your board of directors. Management is primarily responsible for the financial statements and reporting process including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal and independent auditors. The committee discussed with the company’s internal and independent auditors the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal and independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of the company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The company’s independent auditors also provided to the committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young as the company’s independent auditors for fiscal 2004.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the company’s business conduct policies.

Audit Committee

Jerry E. Ritter, Chair
Julie C. Esrey
Richard A. Liddy
W. Patrick McGinnis

Director Compensation

In fiscal 2003, we compensated each nonemployee director for his or her service to us. Such compensation was comprised of

•	$20,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer

•	Chair of the Audit Committee received an additional $12,500 annual retainer

•	A restricted stock award of 1,600 shares, and

•	$1,000 fee for each board and committee meeting attended.

We also pay the premiums for directors’ liability insurance and travel accident insurance for each director. We do not maintain a directors’ retirement plan. A director who is our employee does not receive payment for service as a director.

In October 1999, the board adopted a deferred compensation plan for nonemployee directors. Three of our nonemployee directors have elected to defer the receipt of all of their cash compensation for serving as directors. Under the plan, we credit each participant’s account with the number of units which is equal to the number of shares of our stock, and dividends earned on such shares, which the participant could purchase or receive with the amount of the deferred compensation on the date the cash was earned, based upon the fair market value of our stock on that date. When the participating director terminates his or her service as a director, we will pay to him or her such deferred compensation (or to his or her designated beneficiary in the event of his or her death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The amount paid will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value of an equivalent number of shares of our stock at the end of the fiscal quarter on or following termination of the director’s service. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship.

Stock Ownership by Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, and share units in our deferred compensation plan for nonemployee directors, as of April 5, 2004, by each director, each of the executive officers listed in the Summary Compensation Table on page 11 of this proxy statement, and all current directors and executive officers as a group. In general, “beneficial ownership” includes those shares a person has or shares the power to vote, or the power to dispose. The table also shows the number of options to purchase shares of our stock that are exercisable, either immediately or by June 5, 2004:

	Amount of Common Stock
	Beneficially Owned

	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options(2)	Total	Outstanding	Units(3)

Joseph L. Bower	9,350	12,500	21,850	*	—
Julie C. Esrey	4,461	12,500	16,961	*	—
Ronald A. Fromm	67,121	315,000	382,121	2.07%	—
Richard A. Liddy	12,907	13,000	25,907	*	9,556
John Peters MacCarthy	15,600	11,800	27,400	*	—
Patricia G. McGinnis	2,728	11,300	14,028	*	9,338
W. Patrick McGinnis	2,600	8,400	11,000	*	—
Gary M. Rich	23,898	96,375	120,273	*	—
Jerry E. Ritter	4,550	13,000	17,550	*	9,791
Andrew M. Rosen	38,560	86,375	124,935	*	—
David H. Schwartz	14,345	47,500	61,845	*	—
Hal J. Upbin	0	0	0	*	—
Joseph W. Wood	12,500	22,500	35,000	*	—
Directors and executive officers as a group (17 persons, including certain of those named above)	269,482	735,875	1,005,357	5.33%	28,685

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes stock held directly and restricted stock subject to forfeiture, a vesting schedule and other restrictions.

(2)	Shares that could be acquired by exercising stock options through June 5, 2004.

(3)	The value of share units in our deferred compensation plan for nonemployee directors mirrors the value of common stock. The share units are ultimately paid in cash and have no voting rights.

We own a majority interest in Shoes.com, Inc. Shoes.com has 800,000 shares of common stock outstanding, as well as 200,000 shares of series A preferred stock and 1,224,726 shares of series A-1 preferred stock, each of which are convertible into common stock (on a one-to-one basis). Each of Mr. Fromm and Mr. Rosen owns exercisable options to purchase 2,500 shares of common stock of Shoes.com. The directors and executive officers as a group own exercisable options to purchase 10,000 shares of common stock of Shoes.com.

Principal Holders of Our Stock

The following table shows all persons or entities that we know to beneficially own more than 5% of our stock on April 5, 2004:

	Number of		Percent of
	Shares of		Outstanding
Name and Address of Beneficial Owner	Common Stock		Common Stock

Barclays Private Bank Limited	1,000,416	(1)	5.54%	(1)
45 Fremont Street
San Francisco, California 94105

NFJ Investment Group L.P.	934,750	(2)	5.20%	(2)
2121 San Jancinto Street, Suite 1840
Dallas, Texas 75201

ABN AMRO Trust Services Company	934,052	(3)	5.20%	(3)
161 N. Clark Street
Chicago, Illinois 60601

(1)	Based on its filings with the SEC, Barclays Global Investors, N.A. possessed sole voting and dispositive power over 548,395 shares; Barclays Global Fund Advisors possessed sole voting and dispositive power over 316,169 shares; and Barclays Bank PLC possessed sole voting and dispositive power over 5,900 shares.

(2)	Based on its filings with the SEC, NFJ Investment Group L.P. (“NFJ”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. NFJ may be deemed the beneficial owner of shares of common stock held for investment advisory clients or discretionary accounts. NFJ has the sole power to dispose of 934,750 and vote 616,100 of the shares under its written guidelines and shares the power to vote 318,650 of the shares.

(2)	Based on its filings with the SEC, ABN AMRO Trust Services Company, acting in its capacity as trustee for the company’s 401(k) savings plan, possessed sole voting and dispositive power over these shares, but disclaims beneficial ownership of such shares.

Executive Compensation

The following summary compensation table shows the compensation paid during each of the last three fiscal years to Mr. Fromm and the other four most highly compensated executive officers who were serving as executive officers as of January 31, 2004.

Summary Compensation Table

					Long-Term Compensation
					Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and			Bonus	Compensation	Award(s)	Options/SARs	Compensation
Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)

Ronald A. Fromm	2003	768,269	536,145	53,515	127,500	50,000/-0-	7,202
Chairman of the Board	2002	718,269	1,087,500	56,558	-0-	40,000/-0-	7,967
and Chief Executive Officer	2001	675,000	100,000	—	-0-	-0-	6,831

Joseph W. Wood	2003	443,269	276,728	81,180	63,750	30,000/-0-	7,731
President, Famous Footwear	2002	400,000	447,040	118,660	150,500	30,000/-0-	308
	2001	15,384	0	—	-0-	-0-	-0-
David H. Schwartz	2003	462,308	254,669	—	-0-	7,500/-0-	7,081
Chief Administrative Officer and	2002	439,615	556,250	—	113,700	20,000/-0-	7,123
President, Brown Shoe International	2001	405,000	90,000	—	46,100	2,500/-0-	5,950

Gary M. Rich	2003	463,654	233,318	—	-0-	7,500/-0-	7,040
President, Brown Shoe Wholesale	2002	452,981	568,750	—	113,700	15,000/-0-	7,070
	2001	440,000	70,000	—	-0-	-0-	5,950
Andrew M. Rosen	2003	393,269	298,000	—	0-	7,500/-0-	7,202
Chief Financial Officer,	2002	345,558	437,500	—	113,700	20,000/-0-	6,977
Senior Vice President and Treasurer	2001	314,115	50,000	—	-0-	-0-	5,990

(1)	Amounts shown were earned and accrued during the fiscal years indicated and are paid subsequent to the end of each fiscal year, pursuant to our Incentive and Stock Compensation Plan of 1999 and our Incentive and Stock Compensation Plan of 2002. The amounts in fiscal 2002 also include $200,000 that Mr. Fromm elected to defer pursuant to a deferred compensation plan, to be distributed in a single lump sum upon termination of employment.

(2)	Consistent with applicable regulations, this column does not include perquisites that when aggregated did not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus. The amounts shown in this column include: (a) for Mr. Fromm in fiscal 2003, $29,126 for personal use of the corporate aircraft and $18,500 for financial planning services, and (b) for Mr. Wood, in fiscal 2003, relocation expenses of $72,059.

(3)	Restricted stock awards are valued by multiplying the closing market price of our stock on the date of grant by the number of shares awarded. We pay dividends on shares of restricted stock at the same rate as paid to all shareholders. The restrictions on the restricted stock awards lapse as follows: one-half of the shares after four years from the date of the grant, an additional one-fourth after six years and the remaining one-fourth after eight years. On January 31, 2004, the named executive officers held the following number of unvested shares with the corresponding market value as of that date:

Name	Number of Restricted Shares	Value

Ronald A. Fromm	35,625	$1,317,769
Joseph W. Wood	12,500	$462,375
David H. Schwartz	10,000	$369,900
Gary M. Rich	7,500	$277,425
Andrew M. Rosen	9,250	$342,158

(4)	Represents matching contributions to our 401(k) plan made in 2003 for each of the named executive officers.

Employment and Severance Agreements

We and Ronald A. Fromm entered into an employment agreement dated October 5, 2000 for him to serve as our Chairman, President and Chief Executive Officer. The employment agreement has a term of one year that is automatically extended for successive one-year periods unless either party terminates the agreement upon 90 days notice prior to the end of any one-year term. The agreement provides that after February 4, 2001, we will pay Mr. Fromm a mutually agreed upon annual salary. He is also eligible to receive an annual incentive payment in accordance with our annual incentive plan. We may terminate Mr. Fromm for cause (as defined), and he will only be entitled to accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid. If Mr. Fromm’s employment is terminated without cause prior to a change in control (as defined) or more than 24 months after a change in control, or if he voluntarily terminates his employment for good reason (reduction in salary or position), he will also be entitled to receive: his base monthly salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus) for 36 months; coverage under our medical/ dental plans for 36 months; a cash payment equal to the fair market value of his shares of restricted stock which would have vested during the following 36 months plus, for each non-vested stock option which would have vested during the following 36 months, the excess of the fair market value of our stock over the exercise price; an amount such that after payment by him of all income taxes imposed on such amount, he retains an amount equal to the income taxes imposed upon the payments of the cash with respect to the non-vested restricted stock and stock options; the reasonable cost of outplacement services; and three years will be added to his credited service under our Supplemental Executive Retirement Plan (the “SERP”). Certain of these benefits are subject to Mr. Fromm complying with certain post-termination restrictions, including, but not limited to, his not providing any executive level services to any competitor in the shoe industry in the U.S. If within 24 months after a change in control, Mr. Fromm’s employment is terminated without cause or he terminates his employment with good reason, he will also be entitled to receive, in addition to accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid: a lump sum cash payment of 500% of his base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination and his targeted bonus; dental/ medical coverage for 60 months; the reasonable cost of outplacement services; an amount such that after payment by him of all taxes imposed on such amount he retains an amount equal to the income taxes imposed upon amounts recognized due to the accelerated vesting of any restricted stock or amounts payable under our SERP; and five years will be added to his credited service under our SERP. If any payment to Mr. Fromm would subject him to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him therefor.

We have severance agreements with certain senior officers, including Gary M. Rich, Andrew M. Rosen, David H. Schwartz and Joseph W. Wood. Each of the severance agreements for the named executive officers is for a stated term that is automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. We may terminate an employee’s employment for cause (as defined) or without cause at any time. If an employee’s employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid. If an employee’s employment is terminated without cause prior to a change in control (as defined) or more than 24 months after a change in control, or if he voluntarily terminates his employment for good reason (such as reduction in salary or position) the employee will also be entitled to receive his base salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus) for 12 months; coverage under our medical/ dental plans for 12 months; a cash payment equal to the fair market value of his shares of restricted stock which would have vested during the following 12 months plus, for each non-vested stock option which would have vested during the following 12 months, the excess of the fair market value of our stock over the exercise price; the reasonable cost of outplacement services; and one year will be added to his credited service under our SERP. Certain of these benefits are subject to the employee complying with certain post-termination restrictions, including, but not limited to, his not providing any executive level services to any competitor in the shoe industry in the U.S. If within 24 months after a change in control, an employee’s employment is terminated without cause or he terminates his employment for good reason, the employee will be entitled to receive a lump sum cash payment of 300% of his base annual salary (400% in the case of Mr. Rosen) at the highest rate in effect at any time during the 12 months immediately preceding termination and his targeted bonus; dental/ medical coverage for 36 months (48 months in the case of Mr. Rosen); outplacement services; and three years (four years in the case of Mr. Rosen) will be added to his credited service under our SERP. If any payment to the employee would subject him to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him therefor.

Retirement Plans

Substantially all of our salaried, retail and store employees, including the named executive officers, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan after twelve months’ employment, working at least 1,000 hours and the attainment of 21 years of age. Terms of the retirement plan, which we fund, include, among others, provisions for normal, optional, early or deferred retirement benefits and for survivor benefits.

Under the retirement plan, pensions are computed on a two-rate formula basis of .825 percent and 1.425 percent for each year of service. The ..825 percent service credit is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed Covered Compensation, which is the Average Social Security Wage Base (the portion of salary subject to the Federal Social Security Act), and the 1.425 percent service credit is applied to that portion of the average salary that exceeds said level.

Certain key management employees, including the named executive officers, are also eligible to participate in our Supplemental Executive Retirement Plan. The purpose of the SERP is to supplement the benefits payable under the retirement plan, which are otherwise reduced based on the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Terms of the SERP, among other things, provide for: an increase in the formula basis for salary in excess of Covered Compensation; a lump sum payment; an early retirement benefit; a replacement benefit equal to the excess (if any) of the amount which would have been payable to the participant as a normal retirement benefit under the retirement plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code less the participant’s normal retirement benefit under the retirement plan, taking into account the limitations of Sections 415 and 401(a)(17) of the Code; and payment in the event of a change of control. The SERP is unfunded; all payments to a participant will be made from our general assets.

The following table shows the estimated annual retirement benefits payable to participants in the supplemental executive retirement plan, including the named executive officers, on a straight life annuity basis, assuming normal retirement at age 65 during 2004. The benefits shown in the table below are not subject to deduction for Social Security or other offset amounts and also include benefits under the retirement plan.

	Pension Plan Table
	Years of Service
Average Annual
Compensation	10	15	20	25	30	35 or more

$ 100,000	11,688	17,532	23,376	29,220	35,063	40,907
$ 200,000	26,338	39,507	52,676	65,845	79,013	92,812
$ 300,000	40,988	61,482	81,976	102,470	122,963	143,457
$ 400,000	55,638	83,457	111,276	139,095	166,913	194,732
$ 500,000	70,288	105,432	140,576	175,720	210,863	246,007
$ 600,000	84,938	127,407	169,876	212,345	254,813	297,282
$ 700,000	99,588	149,382	199,176	248,970	298,763	348,557
$ 800,000	114,238	171,357	228,476	285,595	342,713	399,832
$ 900,000	128,888	193,332	257,776	322,220	386,663	451,107
$1,000,000	143,538	215,307	287,076	358,845	430,613	502,382
$1,100,000	158,188	237,282	316,376	395,470	474,563	553,657
$1,200,000	172,838	259,257	345,676	432,095	518,513	604,932
$1,300,000	187,488	281,232	374,976	468,720	562,463	656,207
$1,400,000	202,138	303,207	404,276	505,345	606,413	707,482
$1,500,000	216,788	325,182	433,576	541,970	650,363	758,757
$1,600,000	231,438	347,157	462,876	578,595	694,313	810,032
$1,700,000	246,088	369,132	492,176	615,220	738,263	861,307
$1,800,000	260,738	391,107	521,476	651,845	782,213	912,582
$1,900,000	275,388	413,082	550,776	688,470	826,163	963,857
$2,000,000	290,038	435,057	580,076	725,095	870,113	1,015,132
$2,100,000	304,688	457,032	609,376	761,720	914,063	1,066,407
$2,200,000	319,338	479,007	638,676	798,345	958,013	1,117,682

The credited years of service (including service by agreement) for purposes of determining benefits for each of the named executive officers are as follows: Mr. Fromm—17, Mr. Rich—14, Mr. Schwartz—14, Mr. Rosen—30, and Mr. Wood—2. The sum of the dollar amounts shown in the first column of the Summary Compensation Table on page 11 for any year and the second column of the Summary Compensation Table for the prior year are substantially the same as the compensation covered by the retirement plans.

The following table shows information with respect to the options and stock appreciation rights (“SARs”) granted to the named executive officers during the past fiscal year (no SARs were granted):

Options Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to			For Option Term
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5% ($)	10% ($)

Ronald A. Fromm	50,000	13.64%	$25.575	3/6/13	804,100	2,037,998
Joseph W. Wood	30,000	8.19%	$25.575	3/6/13	482,519	1,222,799
David H. Schwartz	7,500	2.05%	$25.575	3/6/13	120,630	305,700
Gary M. Rich	7,500	2.05%	$25.575	3/6/13	120,630	305,700
Andrew M. Rosen	7,500	2.05%	$25.575	3/6/13	120,630	305,700

The options vest in equal installments over four years and generally may only be exercised while the optionee is an employee. The 5% and 10% assumed compound rates of annual stock price appreciation shown in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

The following table shows information with respect to the unexercised options and SARs granted to the named executive officers and with respect to option/ SAR exercises by those persons during the past fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs	Options/SARs
	Shares		at FY-End (#)	at FY-End ($)(1)
	Acquired on	Value
	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ronald A. Fromm	-0-	-0-	277,500/95,000	5,623,757/1,498,419
Joseph W. Wood	-0-	-0-	7,500/52,500	160,800/814,350
David H. Schwartz	42,250	645,898	36,250/27,500	700,381/481,511
Gary M. Rich	-0-	-0-	87,000/22,500	1,734,818/388,823
Andrew M. Rosen	10,000	179,975	75,750/26,250	1,462,187/458,367

(1)	Based on the difference between the mean price at fiscal year-end and the option price.

Pursuant to our Incentive and Stock Compensation Plan of 2002, we granted long-term incentive performance-based awards to senior management in 2003. The Compensation Committee administers these awards, as it does the other awards under the Plan. The committee established earnings per share and compound annual sales growth rate targets. The committee granted to each participant a target award of shares of our stock. The committee also set matrices that contain the target levels for the performance measures selected. If we do not meet certain performance goals, the awards will not be paid, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are contingent upon the participant being in our employ at the end of the 3-year performance period. The following table shows information with respect to long-term incentive performance based stock awards, which were granted during the past fiscal year to the named executive officers:

Long-Term Incentive Plans – Awards in Last Fiscal Year

		Performance	Estimated Future
		or other	Payouts Under Non-Stock
		Period Until	Price-Based Plans(#)
		Maturation
Name	Number of Shares	or Payout	Threshold	Target	Maximum

Ronald A. Fromm	25,000	3 Years	0	25,000	50,000
Joseph W. Wood	10,000	3 Years	0	10,000	20,000
David H. Schwartz	7,500	3 Years	0	7,500	15,000
Gary M. Rich	7,500	3 Years	0	7,500	15,000
Andrew M. Rosen	10,000	3 Years	0	10,000	20,000

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2003 were those indicated in the table on page 11 of this proxy statement. None of the members of the Compensation Committee has been an officer or employee of ours. No executive officer of ours has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of your board.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee consists of four independent directors. The committee regularly reviews the company’s executive compensation polices and practices and establishes the compensation of executive officers.

Compensation Principles

Brown Shoe’s compensation program for executives consists of three key elements:

•	a base salary,

•	a performance-based annual bonus, and

•	a long-term incentive program consisting of stock option grants, periodic grants of restricted stock, and grants of performance-based shares or units.

The fundamental objective of Brown Shoe’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and shareholder value. Brown Shoe’s executive compensation program meets this objective by:

•	providing for a level of base compensation that is competitive with other similarly sized publicly traded companies, with particular emphasis on those in the footwear and retailing industries,

•	providing total compensation opportunities which are comparable to the opportunities provided by a group of peer companies of similar size and diversity to us in analogous or related businesses, as well as general industry indices,

•	linking the compensation of Brown Shoe executives to the operating and financial performance of the company by making significant elements of each executive’s compensation relative to the company’s overall performance as well as divisional performance, and

•	emphasizing variable pay and long-term incentives to executives at more senior levels.

If Brown Shoe’s financial performance does not meet planned levels, management’s compensation will lag when compared to the median of peer group companies. Conversely, if the company’s performance exceeds planned levels, total compensation will exceed the peer group median.

Base Salary

The company targets executives’ annual salaries to be competitive with comparable companies in the footwear and retail industries with whom the company competes for management. A survey of competitors’ compensation indicates these practices have placed Brown Shoe’s base pay levels at the median of its peer group, consistent with the above stated pay objective. While salaries are expected to be adequate, they are not intended to be the primary incentive for exceptional performance. The annual bonus plan and long-term incentives are designed to align the financial interests of management with the interests of shareholders.

The committee reviews executive salaries annually. At the close of fiscal 2003, the committee approved an increase in the base salaries of the executive officers by an average of 5.7%.

Annual Incentives

The annual incentive program is designed to link the interests of management with those of shareholders through cash awards based on planned levels of earnings. A recent survey of competitors’ compensation indicates bonus targets for the executive officers were below the median of its peer group. The committee increased the target bonus awards for the executive officers for 2004 by an average of 8.9%

The 2003 annual incentive plan provided for cash incentive payments linked to the achievement of financial objectives as measured by the earnings performance of the Company and each operating division, as compared to targeted levels. On a consolidated basis, the company exceeded target earnings levels, excluding certain special charges. Consistent with the executive compensation principles established by the committee, when the company’s performance exceeds plan, total compensation will exceed the peer group median. In addition, the committee recognized the extraordinary efforts of several executive officers, including Mr. Rosen, in managing the defense of the company in environmental class action litigation arising out of a discontinued operation and awarded them additional consideration pursuant to the annual incentive plan. Awards paid to executive officers pursuant to the annual incentive plan are included in the amounts stated in the Summary Compensation Table on page 11.

The committee believes a tax efficient, performance-based annual incentive opportunity is an effective and necessary means to retain and motivate strong management.

Long-Term Stock Incentives

The committee also administers a long-term incentive program that includes stock options, restricted stock and performance shares. The objective of the long-term incentive program is to provide a longer-term incentive for executives and key managers, and to align their interests directly with those of the shareholders. The company’s long-term incentives are also part of the periodic survey mentioned above. The target data provided by the survey and the performance of the executive are used to establish the awards.

In 2003, the company granted performance based stock awards for an aggregate of 109,500 shares to 17 senior managers. The company granted stock options to purchase 115,000 shares to 8 executive officers and granted 11,000 restricted shares to four executive officers in 2003. In addition, one of the executive officers received a performance based stock award for the 2003 plan of 7,500 shares, 50,000 stock options and 25,000 shares of restricted stock as part of a new hire agreement.

The committee believes the use of stock options and performance based stock awards will play a vital role in strongly linking management interests directly to improving the company’s long term success and increasing shareholder value. It is the committee’s intention to employ stock options and long-term performance based stock awards as the primary incentive to enhance shareholder value.

CEO Compensation

Mr. Fromm’s compensation is determined in accordance with the executive compensation principles established by the committee. The committee considers overall performance, individual performance, competitive compensation and targeted pay levels when determining Mr. Fromm’s compensation.

At the close of 2003, the committee approved an increase in Mr. Fromm’s base salary to $825,000. Mr. Fromm was granted an annual incentive payout of $536,145, based on pre-established company profitability goals. The amount of Mr. Fromm’s incentive award represented 115.3% of his target award. The committee also approved a performance based stock award of 30,000 shares and 20,000 stock options for Mr. Fromm.

Policy on Deductibility of Compensation

The policy of the committee is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. For 2003, Mr. Fromm’s cash compensation exceeded the annual $1 million limitation, but all such compensation was tax deductible. The annual incentive plan payment qualifies as performance-based compensation as defined in Section 162(m) because the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, approved by shareholders, is designed to comply with the provisions of Section 162(m) to ensure tax deductibility. However, an award of restricted stock to Mr. Fromm in 1999 partially vested in 2003, which resulted in non-deductible compensation of approximately

$0.5 million. The committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the company and the shareholders.

Compensation Committee

W. Patrick McGinnis, Chair

Joseph L. Bower
John Peters MacCarthy
Patricia G. McGinnis

Performance Graph

The following performance graph compares the cumulative total shareholder return on our stock with the cumulative total return of the peer group and the Standard & Poor’s Small Cap 600 Index, with investment weighted based on market capitalization. Our fiscal year ends on the Saturday nearest to each January 31; accordingly, share prices are as of the last business day in each fiscal year. The total return assumes reinvestment of dividends. Our peer group consists of six companies believed to be engaged in similar businesses: Footstar, Inc., Genesco Inc., Payless ShoeSource, Inc., Shoe Carnival, Inc., Stride Rite Corporation and Wolverine World Wide, Inc. You are cautioned against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.

Comparison of 5-Year Cumulative Total Return

	01/29/99	01/28/00	02/02/01	02/01/02	01/31/03	01/30/04

Brown Shoe Company, Inc.	$100.00	$68.18	$108.51	$102.81	$181.26	$259.11

Peer Group	$100.00	$83.48	$141.51	$122.05	$97.23	$102.20

S&P 600 Index	$100.00	$112.09	$131.72	$135.46	$111.79	$165.30

The following table is derived from the data presented in the above graph. It is intended to assist you in evaluating your total returns on an annual basis for various holding periods.

Compound Annual Rates of Total Return to Shareholders*

	5 Year	4 Year	3 Year	2 Year	1 Year

Brown Shoe Company, Inc.	20.98%	39.62%	33.66%	58.75%	42.95%

Peer Group	0.44%	5.19%	-10.28%	-8.50%	5.10%

S&P 600 Index	10.57%	10.20%	7.86%	10.47%	47.86%

*	For indicated holding periods, in our fiscal years corresponding to the previous graph, ended January 31, 2004.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than ten percent of our common stock to report their ownership of stock and any changes in ownership to the Securities and Exchange Commission, New York Stock Exchange and Chicago Stock Exchange. The SEC has established specific due dates for these reports and we are required to report in this proxy statement any failure to file by these dates. Based on our records and other information, we believe all such reports of our executive officers and directors were filed on a timely basis.

Voting

Under the New York Business Corporation Law and our certificate of incorporation, the presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our stock is necessary to constitute a quorum of shareholders to take action at the annual meeting. For these purposes, shares which are present, or represented by proxy, at the annual meeting will be counted as present, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter. Once a quorum of shareholders is established, the affirmative vote of a plurality of the shares, which are present in person or represented by proxy at the annual meeting, is required to elect each director. The affirmative vote of a majority of the shares, which are voted in favor or against on any other matter properly brought before the annual meeting, is required to approve of such action.

Shares represented by proxies, which are marked vote “withheld” with respect to the election of any person to serve on the board of directors, will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote. Shares represented by proxies which deny the proxy-holder discretionary authority to vote on any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2005 Annual Meeting

According to our bylaws, proposals of eligible shareholders intended to be presented at the 2005 annual meeting, currently scheduled to be held on May 26, 2005, must be received by us no less than 90 days (by February 25, 2005) and no more than 120 days (by January 26, 2005) prior to the meeting. According to the rules of the SEC, we must receive any such proposal by December 14, 2004 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

A shareholder’s notice is required to set forth as to each matter the shareholder proposes to bring before the meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the meeting and the reasons therefor, (b) the name and address of such shareholder proposing such business, (c) the number of shares of our stock beneficially owned by such shareholder and (d) any material interest of such shareholder in such business. These requirements are separate from and in addition to the SEC’s requirements a shareholder must meet to have a proposal included in our proxy statement.

In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. In order to be timely, we must receive such notice not less than 90 days (by February 25, 2005) and no more than 120 days (by January 26, 2005) prior to the meeting. However, if we give you notice or make prior public disclosure less than 100 days’ of the date of the meeting, you must give us notice by no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as (a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the proxy statement; and (c) the name, address and shares held by the shareholder.

In each case, notice must be given to our Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105. We will send a copy of our bylaws to any shareholder, without charge, upon written request. Our bylaws are also available on our website at www.brownshoe.com/governance.

Independent Auditors

Ernst & Young LLP were our independent auditors for fiscal year 2003. The Audit Committee of your board of directors has engaged Ernst & Young as independent auditors for fiscal year 2004.

During fiscal 2003 and fiscal 2002, Ernst & Young charged fees for services rendered to us as follows:

Service	2003 Fees	2002 Fees

Audit	$755,652	$751,925
Audit-related*	55,903	55,155
Tax**	119,453	122,872
All other services	—	—

Total	$931,008	$929,952

*	The audit-related services performed by Ernst & Young in 2003 and 2002 were audits of our employee benefit plans.

**	The tax services performed by Ernst & Young in 2003 and 2002 included tax compliance (including preparation and review of tax returns), tax planning and tax advice, including assistance with tax audits.

For fiscal 2003, the audit committee pre-approval policy required the audit committee, or the Chairman of the committee, to pre-approve all non-audit services. In 2003, all of the audit-related services and the tax services were pre-approved in accordance with this policy.

In February 2004, the audit committee adopted a revised audit and non-audit services pre-approval policy that requires the committee, or the Chairman of the committee to pre-approve services to be provided by the Company’s independent auditors. The committee will consider whether the services to be provided by the independent auditor are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Representatives of Ernst & Young do not plan to make a formal statement at the annual meeting. However, they will attend the meeting and be available to respond to appropriate questions.

Other

We will bear the cost of solicitation of proxies. Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally or by telephone, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred therein.

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, on October 31, 2003 and February 10, 2004, we purchased policies of directors’ and officers’ liability insurance from Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, St. Paul Fire & Marine Insurance Company and Houston Casualty Company. These policies cover all duly elected directors and all duly elected or appointed officers and a limited list of scheduled non-officer employees of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2004 are $727,681. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The company undertakes to provide, without charge, to each shareholder a copy of the company’s report on Form 10-K for fiscal 2003, including the financial statements and financial statement schedule. For your copy, please write to our Corporate Secretary at 8300 Maryland Ave., St. Louis, Missouri 63105.

Even though you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly or vote by telephone or over the Internet in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our Vice President, General Counsel and Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the annual meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the annual meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

MICHAEL I. OBERLANDER
Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105
April 13, 2004

EXHIBIT A

Approved— March 4, 2004

BROWN SHOE COMPANY, INC.

AUDIT COMMITTEE CHARTER

A.     Name

There shall be a committee of the Board which shall be called the Audit Committee.

B.     Purpose

The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, financial reporting process and systems of internal accounting and financial controls, (2) the Company’s compliance with ethics policies and legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In so doing, it is the Audit Committee’s responsibility to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

C.     Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules promulgated thereunder. All committee members shall be financially literate, and at least one member shall be determined to be an “audit committee financial expert,” as defined by SEC regulations, or else the Board must determine it is in the Company’s best interests that none of the members of the Audit Committee meet the definition of “audit committee financial expert.” Director’s fees are the only compensation an Audit Committee member may receive from the Company.

The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance and Nominating Committee. The members of the Audit Committee shall serve until their successors are appointed and qualified. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the Bylaws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the New York Stock Exchange, the Audit Committee shall fix its own rules of procedure.

l.     Authority, Duties and Responsibilities

The Audit Committee shall have the sole authority to appoint, retain or terminate and compensate the independent auditors. The independent auditors must report directly to the Audit Committee and the Committee shall be directly responsible for the oversight of the work of the independent auditors. The Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee so long as the Audit Committee is informed of any such decision at the next meeting.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain, at the Company’s expense, special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet periodically with the internal auditors and the independent auditors in separate executive sessions in carrying out its duties and fulfilling its responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess this Charter at least annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee and are set forth as a guide with the understanding the Committee may supplement them as appropriate:

•	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to SAS No. 61, prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements to the extent applicable.

•	Review and discuss with management and the independent auditors as applicable (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent auditors and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information) as well as financial information and earnings guidance generally provided to analysts and rating agencies.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality control procedures; (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditor and taking into account the opinions of management and the Company’s internal auditors.

•	Ensure the lead audit partner of the independent auditors and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Act, and further consider rotation of the independent auditing firm itself, and ensure no audit partner receives any compensation based on the performance or procurement of non-audit services with the Company.

•	Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account (recognizing the Act does not permit someone in a “financial reporting oversight role” to have participated in the Company’s audit as an employee of the independent auditors during the preceding one-year period).

•	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

•	Ensure the Company maintains an internal audit function, review the appointment, reassignment or dismissal of the director of internal audit and review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

•	Discuss with the independent auditors any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	Discuss with management and the independent auditors any accounting adjustments noted or proposed by the independent auditors but passed (as immaterial or otherwise).

•	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Act and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•	Review any reports of the independent auditors mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

•	Obtain reports from management whether the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct.

•	Receive corporate attorneys’ reports, if any, of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

E.     Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Company’s independent auditors. Other than as set forth in this Charter or as required by law or regulations, it is not the duty of the Audit Committee to conduct investigations or to assure compliance with law and regulations and the Company’s business conduct policies.

BROWN SHOE COMPANY, INC.
8300 MARYLAND AVENUE
ST. LOUIS, MO 63105-3693

Brown Shoe Company, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

Your vote is important. Please vote immediately.

Vote-by-Internet	Computer	OR	Vote-by-Telephone	Phone

Log on to the Internet and go to http://www.eproxyvote.com/bws			Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark	2283
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.	ELECTION OF DIRECTORS	FOR All Nominees Listed ☐	WITHHELD Authority to Vote For Nominees Listed ☐	Nominees: 01. Julie C. Esrey 02. W. Patrick McGinnis 03. Hal J. Upbin 04. Richard A. Liddy	This proxy, when properly executed, will be voted in the manner directed by the undersigned Shareholder. If no direction is made, this proxy will be voted for Proposal 1, as recommended by the Board of Directors.

	For all nominees except:	This Proxy Must be Signed Exactly as Name Appears Hereon.
☐

Instruction: To withhold authority to vote for any nominee(s) mark the exception box above and write the name(s) on the space provided above.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature: ________________________ Date: ____________  Signature: ________________________ Date: __________

Executors, administrators, trustees, etc. should give full titles as such. Joint owners should each sign this proxy. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Brown Shoe Company, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105-3693

April 13, 2004

Dear Shareholder:

     The Annual Meeting of Shareholders of Brown Shoe Company, Inc. will be held on May 27, 2004, at 11:00 a.m., in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, St. Louis, Missouri.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided or vote electronically or by telephone as instructed on the reverse side hereof.

(over)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Brown Shoe

Brown Shoe Company, Inc.

This Proxy is Solicited on Behalf of the Board of Directors of the Company
for Annual Meeting of Shareholders to be held on May 27, 2004

The undersigned hereby constitutes and appoints Ronald A. Fromm, Andrew M. Rosen and Richard C. Schumacher, and each of them, his, her or its true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Brown Shoe Company, Inc., to be held in the Company’s Conference Center, at 8300 Maryland Avenue, St. Louis, Missouri, on Thursday, May 27, 2004, at 11:00 a.m., and at any adjournments thereof, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified on the reverse side hereof and in their discretion on such other business as may properly come before the meeting.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR SHARES BY
TELEPHONE OR INTERNET.